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                     January 12, 2022

       Blake Sartini
       Chairman of the Board and Chief Executive Officer
       Golden Entertainment, Inc.
       6595 S Jones Boulevard
       Las Vegas, NV 89118

                                                        Re: Golden
Entertainment, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 12,
2021
                                                            File No. 000-24993

       Dear Mr. Sartini:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services